Exhibit 14.1

CODE OF BUSINESS ETHICS AND CONDUCT

GlyEco, Inc. (the “Company”) is committed to conducting our business in accordance with applicable laws, rules, and regulations and the highest standards of business ethics. This Code of Business Ethics and Conduct (the “Code of Ethics”) reflects the business practices and principles of behavior that support this commitment. We expect every officer, director, and employee of the Company, its subsidiaries and affiliates to read and understand the Code of Ethics and abide by it in the performance of his/her/its business responsibilities. The Code of Ethics is designed to represent key guiding principles for the Company’s officers, directors, and employees of the Company, its subsidiaries and affiliates, and should not be understood to replace or eliminate any additional obligations set forth in applicable Company personnel policies or agreements.

This Code of Ethics does not cover every issue that may arise. If you have any questions about the proper course of conduct in any situation, you should seek assistance from your manager, the Company’s legal counsel or other Company resources.

To the extent that a law conflicts with a policy in this Code of Ethics you must comply with the law; however, if a local custom or policy conflicts with this Code of Ethics, you must comply with the Code of Ethics.

Each Company employee must abide by our Code of Ethics. Adherence to the Code of Ethics is a condition to employment. Violators of the Code of Ethics are subject to disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also mean that you are breaking the law, subjecting you (and possibly the Company) to criminal or civil sanctions or penalties.

I.	Fair Dealing and Ethical Conduct

The Company and its employees are committed to achieving the mission and goals of the Company. The successful business operation and reputation of the Company are built upon the principles of fair dealing and ethical conduct of our employees. Our reputation for integrity and excellence requires careful observance of the spirit and letter of all applicable laws and regulations, as well as a scrupulous regard for the highest standards of conduct and personal integrity.

The continued success of the Company is dependent upon the trust of our customers, shareholders, partners and other stakeholders, and we are dedicated to preserving that trust. Employees owe a duty to the Company, and its stakeholders, to act in a way that will merit the continued trust and confidence of the public. The Company is committed to providing all its stakeholders with appropriate, accurate and timely communications on achievements and prospects.

You should endeavor to respect the rights or and deal fairly with the Company’s customers, suppliers, competitors and employees. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited. You may not use corporate property, information or position for improper personal gain.

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II.	Compliance with Laws, Rules and Regulations

The Company expects its directors, officers, employees, its subsidiaries, and affiliates to conduct business in accordance with the letter, spirit, and intent of all relevant laws and to refrain from any illegal, dishonest, or unethical conduct. This includes, but is not limited to: scientific integrity in the conduct and presentation of research; the integrity of data presented to regulatory bodies; accounting integrity and compliance; adherence to environmental legislation and standards; and a clear process for employees to voice any concerns that they may have in these areas.

Company employees must comply fully with the provisions of all laws - federal, state and local - affecting the Company’s businesses. Company employees must also comply fully with the foreign laws of those nations in which we do business. Violations of federal, state and local law in the United States, as well as foreign law, may result in criminal and civil prosecution of the Company and offending or supervising employees, as well as disciplinary action up to and including termination.

You are responsible for being aware of the laws and regulations relevant to your job activities. In addition, Company managers must diligently monitor the observance by their subordinates of applicable laws and regulations.

It is contrary to Company policy for any person to request, pressure or order a Company employee to act in violation of the law. Any such request or order must be brought to the attention of your immediate supervisor or business unit leader.

The following discussion of some of the primary laws affecting the Company’s businesses is intended to provide general guidance. It is not intended to be a complete discussion of all statutes and regulations imposing duties on the Company and its employees.

Officers and managers are expected to stay abreast of legal developments affecting areas of their responsibility and report such developments to affected Company employees.

Antitrust

The basic purpose of the antitrust laws is to protect and provide an open economic environment for independent businesses to compete in markets free from collusive or exclusionary behavior. When this objective is frustrated by concerted private action or abuse of market position, the antitrust laws are violated, and our free market system is subverted. It is the longstanding policy of the Company to observe and comply strictly with both the spirit and letter of the antitrust laws - both domestic and foreign.

Penalties for violating the United States antitrust laws can be onerous. Any individual who authorizes, orders or participates in conduct found to violate the Sherman Act may be fined $350,000 for each violation and imprisoned up to three (3) years. Individuals found to have violated the antitrust laws have been required to serve substantial prison terms. Under federal sentencing guidelines, a company may have to pay criminal fines of many millions of dollars as a result of an antitrust offense. A company may also be required to pay treble damages also potentially in the many millions of dollars - to competitors and other private parties injured by its anticompetitive conduct.

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The antitrust laws are complex. However, here are ten basic “don’ts” of antitrust:

•	Don’t discuss prices with competitors ever;

•	Don’t agree with competitors to restrict or increase levels of output;

•	Don’t divide customers, markets or territories with competitors;

•	Don’t require a customer to buy products only from the Company;

•	Don’t agree with competitors to boycott suppliers or customers;

•	Don’t offer a customer prices or terms more favorable than those offered competing customers unless justified by cost savings, the need to meet competition or changed market conditions;

•	Don’t use one product as leverage to force or induce a customer to purchase another product;

•	Don’t forget the federal antitrust laws apply to the Company activities engaged in overseas if they affect United States commerce;

•	Don’t prepare documents or make presentations without considering the antitrust implications; and

•	Don’t cover up any wrongdoing, but report it promptly to your supervisor.

This policy is not intended as a comprehensive review of the antitrust laws, and is not a substitute for expert advice. If you have questions concerning a specific situation, you should contact the Chief Executive Officer (the “CEO”).

Bribes and Kickbacks

Company employees may not under any circumstances accept or pay bribes, kickbacks or other similar remuneration or consideration. Accepting or paying bribes or kickbacks is a crime punishable by imprisonment and could subject the Company to criminal proceedings. To avoid even the appearance of impropriety, you should not engage in personal transactions with customers or suppliers with whom you have direct authority and decision-making power to transact Company business. You should also not accept gifts or entertainment from customers and suppliers, except as permitted by Company policy, discussed below.

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Export Controls

The Company products are marketed throughout the world, and the Company is committed to complying with all laws both foreign and domestic - governing the export of its products. Prior to exporting any Company products, the Company must have obtained the appropriate export licenses. Questions you may have concerning the applicability of such controls to your export activities should be directed to your business unit leader.

Political Contributions & Payments to Officials

Company employees must comply with the Foreign Corrupt Practices Act and other applicable laws governing political contributions and payments to officials. Violation of such laws may be a felony and result in the imprisonment of Company employees and the imposition of a substantial fine on the Company.

It is Company policy not to make any contribution or expenditure in connection with the nomination or election (including any caucus, convention or primary) of any person running for any federal political office - President, Vice President, the Senate or the House of Representatives. For purposes of this policy, the terms “contribution” or “expenditure” include any direct or indirect payment, loan or gift of money, services or anything else of value for the purpose of supporting or opposing any candidate, campaign committee or organization in connection with election to federal office.

Laws in states and localities in the United States differ as to whether it is legal to use corporate funds for political contributions or expenditures. In this regard, Company employees must act in strict compliance with state and local laws. No Company contribution or expenditure may be made in connection with any state or local primary, election or referendum without the approval of the Board of Directors (the “Board”).

Laws in foreign countries also differ as to the legality of the use of corporate funds for political contributions or expenditures. It is the policy of the Company to act in strict accordance, with applicable foreign laws, and no Company contribution or expenditure may be made in connection with a foreign election without the approval of the Board.

The Company’s relations with government officials must be beyond reproach. No officer, employee or agent of the Company may offer, promise, authorize or make any payment of money or anything else of value to any domestic or foreign government official or employee for the purpose of influencing any official act or decision. This prohibition covers officials and employees of any department, agency or instrumentality of any government, including any government-owned business enterprise. This policy against payments to officials is not intended to prohibit usual and customary entertainment of government officials and employees so long as the nature or value of such entertainment could not reasonably be construed as an attempt to “corrupt” or unduly influence the official.

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Relationships with Customers and Suppliers

All customers and suppliers should be treated fairly and according to applicable laws, customs and regulations governing contractual obligations and related matters.

Customers must be offered the best products the Company can produce. We must be prompt and accurate in all transactions with them. Employees must not misrepresent the quality of any Company products. It has been the Company’s policy to sell products on their merits, not by disparaging competitors or their products. False and misleading statements about competitors are prohibited.

Business decisions regarding suppliers must be made on the basis of the quality, value and reliability of the product or service offered. Employees may not solicit or accept favors or gratuities from suppliers as a condition of doing business with the Company. Employees may not borrow money or accept advances or other personal payments or accept gifts or entertainment from any person or company doing business with the Company outside normal business practices. This prohibition is not intended to prevent an employee from borrowing money from commercial banks. If you have any doubts about a particular situation, contact your immediate supervisor.

Money Laundering Prevention

The Company is committed to full compliance with all applicable money laundering laws. The Company should conduct business with only reputable customers.

III.	Respect for All Employees

At the Company, our policies, practices and procedures are designed to ensure that all employees are treated fairly and with respect, and that we treat others with that same level of courtesy. The Company does not, nor will not, tolerate any discriminatory practice by an employee. The Company values the unique contributions each individual brings to the workforce, and considers the different perspectives an important part of the Company’s ability to serve customers and succeed in the marketplace. The collective talents of our employees will be reflected in all parts of our business, including employment practices, market strategies, and purchasing activities.

IV.	Conflicts of Interest

The Company expects employees to devote their best efforts and attention to the full-time performance of their jobs. Employees are expected to use good judgment, adhere to high ethical standards, and to avoid situations that create an actual or potential conflict between an employee’s personal interests and those of the Company. An actual or potential conflict of interest occurs when an officer, director, or employee is in a position to influence any Company business decision that may result in his or her personal loss or gain or a loss or gain for a relative, friend, or acquaintance. Personal loss or gain may result not only in cases where an officer, director, or employee (or his or her relative) has an ownership position in a firm with which the Company does business, but also when such a person receives or is promised any kickback, bribe, substantial gift, favor, or special consideration as a result of any transaction of business dealings involving the Company. For the purposes of this policy, a relative is any person who is related by blood or marriage, or whose relationship with an officer, director, or employee is similar to that of persons who are related by blood or marriage.

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The following guidelines do not attempt to provide an exhaustive list of all possible conflicts of interest. Some of the more common conflicts from which employees should refrain, however, include:

•	Having any ownership interest in suppliers, customers or competitors, except for holdings of less than one percent of the outstanding stock of companies with publicly-traded stock, which holdings do not amount to a significant part of the employee’s personal worth;

•	Working for a competitor, supplier, or customer;

•	Engaging in self-employment in competition with the Company;

•	Holding another job or jobs, which, in the sole judgment of management, impairs the ability of the employee to perform satisfactorily for the Company;

•	Using proprietary or confidential Company information for personal gain or to the Company’s detriment, including purchasing or selling the Company’s shares if in possession of confidential information prior to public disclosure that might influence share prices;

•	Having a direct or indirect financial interest in, or relationship with, a competitor, customer, or supplier;

•	Using Company assets or labor for personal use;

•	Acquiring any interest in property or assets of any kind for the purpose of selling or leasing to the Company;

•	Developing a personal relationship with a subordinate employee of the Company that might interfere with the exercise of impartial judgment in decisions affecting the Company or any employee of the Company; and

•	Soliciting or accepting gifts, loans, commissions, fees, favors or other compensation from suppliers, customers, competitors or others with whom the Company does business, except: casual entertainment or gifts of minimal value consistent with accepted business practice, and loans from financial institutions on prevailing terms and conditions.

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If an employee or someone with whom an employee has a close relationship has a financial or employment relationship with a competitor, customer, supplier, or potential supplier, the employee must disclose this fact in writing to the Company. Employees should be aware that if they enter into a personal relationship with a subordinate employee or with an employee of a competitor, supplier, or customer, a conflict of interest might exist that requires full disclosure to the Company.

A part-time employee may engage in outside employment, provided the employee discloses this fact and the outside employment does not interfere with the employee’s responsibilities at the Company, the outside employment is not for a competitor or in competition with any Company offering; and the Company’s tools, inventory, assets, equipment, or proprietary information are not used in the outside employment.

If you are uncertain about entering into a transaction or taking any action that may not be in the interests of the Company or compatible with the loyalty and obligation inherent in your employment, you must first contact your immediate supervisor or business unit leader. If you find that you are in a situation contrary to the Company’s Policy on Conflicts of Interest, you must promptly take remedial steps. These prohibitions do not apply to indirect ownership through mutual funds or other investment securities the employee does not control.

Prompt disclosure and thorough discussion are the best ways to guard against conflicts of interest.

V.	Confidential Information

As a condition of employment, an employee must sign and abide by the Company non-disclosure agreement that requires an employee to, among other things, insure that the security of all confidential information and Company assets are protected.

No officer, director or employee of the Company, or any family member of any such person, shall do any of the following:

•	Discuss with, or inform others about, any actual or contemplated business transaction by the Company, its customers or suppliers except in the performance of such person’s employment duties or in an official capacity and then only for the benefit of the Company, as appropriate, and in no event for personal gain or for the benefit of any other third party;

•	Give any information to any third party about any business transaction of the Company, its customers or suppliers that are proposed or in process unless expressly authorized to do so by the President of the Company or such officer’s designee; and

•	Discuss the Company, its customers or supplier with any member of the press or media except with the prior authorization of the President of the Company or such officer’s designee. Each officer, director or employee of the Company shall refer all press inquiries to the President of the Company or such officer’s designee: the CEO or the Chief Financial Officer (the “CFO”)

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The obligation to preserve confidential information continues even after employment or directorship terminates. At the conclusion of your employment, you must return all Company documents and records, including any copies.

VI.	Insider Trading

The Securities and Exchange Commission’s (the “SEC”) rules and regulations prohibit you from trading securities or tipping others to trade securities of the Company when you are aware of material information that has not been made available to the public. In general, material information is any information that could be considered important by a person in deciding whether to trade in a Company’s stock. Examples include: information relating to sales, earnings, proposed acquisitions, planned stock splits, proposed changes in dividends and other information that has the potential to affect the stock price of the Company.

As a general rule, if the information makes you think of buying or selling the stock of the Company, it probably would have the same effect on others and, therefore, is probably material information.

Insiders shall not use, act upon or disclose to any third party including, without limitation, any family member, any material information. If you have access to material non-public or inside information, whether it pertains to the Company or another company, you may not buy or sell the stock of the Company or the other company until it has been publicly disclosed and adequate time has passed for the securities markets to digest the information. In addition, you may not share this information with anyone, including family members, nor may you recommend to anyone that they buy or sell stock of the Company or the other company.

Trading on inside information can have severe consequences. The SEC and similar agencies are authorized to bring a civil lawsuit against anyone who trades on inside information (or who provides another person with inside information) and also against the Company. Insider trading is also a crime subject to criminal penalties, including jail terms.

If you have any questions about the legality of trading Company securities or the securities of another company about which you have obtained inside information as a result of your work or someone else’s work for the Company, contact the CFO. It is far better to err on the side of caution than to risk fines, criminal sanctions, and the possible loss of your position. The Company has a formal Insider Trading Policy and you should become familiar with its provisions and understand the consequences of misuse of material, nonpublic information.

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VII.	Maintenance of Corporate Books, Records, Documents and Accounts

The integrity of our records and public disclosure depend on the validity, accuracy, timeliness and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The intentional making of false or misleading entries, whether they relate to financial results or scientific or clinical test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to shareholders, customers, suppliers, creditors, partners, employees, regulators, and others with whom we do business. As a result, it is important that our books, records, and accounts accurately and fully reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:

•	No entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts of accounting periods;

•	Transactions be supported by appropriate documentation;

•	The terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records; and

•	Employees comply with our system of internal controls.

VIII.	Quality of Public Disclosures

The Company has a responsibility to ensure that our reports and documents filed with or submitted to the SEC and our public communications shall include full, fair, accurate, timely, and understandable disclosure. The CEO and CFO bear particular responsibility in monitoring such disclosures and in the preparation, review, execution and certification of such reports and documents. Each financial reporting person who collects, provides, or analyzes information for or otherwise contributes in any way in preparing or verifying these reports and documents should strive to ensure that our disclosures are accurate. No financial reporting person should knowingly make any false or misleading statement in any of our reports or documents filed with the SEC or knowingly omit any information necessary to make the disclosure in any of our reports accurate in all material respects.

If at any time, you believe that information being provided to the SEC, corporate headquarters, the press or the shareholders (through SEC filings) is not accurate, contains errors or omissions or is misleading, you have an obligation to report that information to the appropriate individual.

IX.	Our Responsibilities to Each Other

Dignity and Respect

One of the Company’s goals is to attract and retain outstanding employees who will consistently contribute to the ongoing success of our organization. Each Company employee brings a unique background and set of skills to his or her position. It is the background and skill set that helped you attain your position at the Company. As a Company employee, the Company will treat you with dignity and respect. Similarly, the Company expects that employees will treat each other with dignity and respect.

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Discrimination

Discriminating against any employee or person with whom the Company does business on the basis of factors such as age, race, color, religion, gender, national origin, disability, or other legally protected status is a violation of our Code of Ethics and is not permitted.

Workplace Harassment and Violence

Workplace harassment and violence are unacceptable and will not be tolerated. Conduct that creates an unwelcome or uncomfortable situation or hostile work environment, including but not limited to unwelcome advances or requests for sexual favors, inappropriate comments, jokes, intimidation, bullying, or physical contact may be forms of workplace harassment. All Company employees should avoid any conduct that might be interpreted by their fellow employees as harassment or a threat of violence.

Safety and Health

The Company is committed to providing its employees with a safe workplace. Each of us is responsible for observing all safety and health rules that apply for our jobs and worksites. We are responsible for taking precautions to protect ourselves from accident, injury or any unsafe condition. Additionally, employees must promptly report unsafe or unhealthy conditions to their supervisors so that the Company can take immediate steps to correct those conditions.

Alcohol/Substance Abuse

The Company is a drug free workplace. We are committed to maintaining a work environment free from all forms of alcohol and drug abuse. The safety of all employees is compromised if even one employee reports to work while impaired from the use of alcohol or drugs. The use, possession, or distribution of authorized drugs or alcohol while on the Company’s premises or on company time is not permitted. All employees are encouraged to seek treatment for alcohol or drug abuse problems.

IX.	Responsibilities and Enforcement

It is the responsibility of the Corporate Governance and Nominating Committee (the “Governance Committee”) of the Company’s Board to periodically review this Code of Ethics and its application within the organization. It is the responsibility of the Audit Committee of the Board to investigate questionable accounting or audit matters reported through the Company’s officers, directors or employees or any telephone hotline or web reporting system. It is the responsibility of the Company’s executive management group to respond to other legal or ethical concerns. It is the responsibility of each officer, director and employee of the Company, its subsidiaries and affiliates to abide by this Code of Ethics, exercise proper supervision of the observance and implementation of this Code of Ethics, and to report any violation. Any violation of this Code of Ethics should be reported to the President of the Company or such officer’s designee, who shall be identified by written notice to all officers, directors and employees from time to time. The Company shall furnish written notice from time to time of procedures for confidential and anonymous submission by employees for reporting concerns about any conduct within the Company that may violate the Code of Ethics and applicable governmental rules and regulations, including concerns about accounting practices, audits and loans to officers and directors. Employees are protected from retaliation for truthful submission of such information, whether reported to the Company through the Company’s officers, directors or employees or any telephone hotline or web reporting system established by the Company. The President, or such officer’s designee, shall take such action as such officer deems appropriate with respect to any person who violates, or whose family member violates, any provision of this Code of Ethics, and will inform the Board of all material violations. Any alleged violation by the President or any officer designated by the President as the person responsible for receiving notice of and addressing alleged violations of this Code of Ethics will be presented promptly to the Audit Committee of the Board for its consideration and such action as the committee, in its sole judgment, shall deem warranted. The President, or such officer’s designee, shall keep records of all reports created, and all action taken under this Code of Ethics in such manner and for such periods as are required under applicable law. Violations of this Code of Ethics may result in discipline and, when appropriate, dismissal.

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XI.	Protection and Proper Use of Company Assets

All employees and directors should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees and directors to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use of distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

XII	Reporting Violations of Law & Corporate Policy

It is Company policy that we be in a position to timely report any actual violations of law resulting from our operations to appropriate governmental authorities. It is also Company policy to cooperate fully with all government investigations of possible unlawful conduct. Any employee who obstructs or impedes any government investigation will be subject to disciplinary action, including dismissal, and may face criminal penalties.

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You should report what you believe in good faith to be violations of law or Company policy - whether accidental or deliberate - to your immediate supervisor or to the Chairman of the Governance Committee of the Board. It is better to err on the side of reporting than to let a possible violation go unreported. A knowing failure to report a violation is itself a violation of the Code of Ethics.

All employees are expected to cooperate in the investigation of reported violations. Business unit management must report any actual violations of law or Company policy to corporate management. Supervisors and other managers who fail to adhere to these compliance procedures will be appropriately disciplined.

Those investigating the violation will not, to the extent practical and appropriate under the circumstances to protect the privacy of the persons involved, disclose the identity of anyone who reports a suspected violation or who participates in the investigation. Employees should be aware that the individuals investigating the violation are obligated to act in the best interests of the Company, and do not act as personal representatives or lawyers for employees.

Employees will not be disciplined for reporting in good faith a suspected violation of law or Company policy, and penalties are likely to be less severe for both, any responsible employees and the Company, if wrongdoers come forward. The Company will not tolerate any direct or indirect retaliation against employees who report violations of law or Company policy and will discipline any supervisor or other employee found to have engaged in any such retaliation. Any employee who believes that he or she has been the subject of retaliation for reporting an offense should contact his or her immediate supervisor of the Chairman of the Governance Committee of the Board.

XIII.	Dissemination and Enforcement of the Code of Ethics

The Code of Ethics is an ongoing program, and the Company will make periodic changes in this policy as experience dictates. Suggestions for improving it should be directed to your business unit leader or the CEO.

The Company is distributing this policy to all employees. This distribution will be supplemented by appropriate review meetings and presentations on legal compliance. New employees will receive a copy of this policy in the course of their orientation and will be required to familiarize themselves with it.

This Code of Ethics will be strictly and consistently enforced against all employees regardless of position. Proven violations will result in disciplinary action, up to and including dismissal.

Grounds for disciplinary action include:

•	Violation of federal, state, local or applicable foreign law;

•	Violation of any aspect of the Code of Ethics, including the compliance procedures outlined above;

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•	Direct or indirect retaliation against an employee for reporting a suspected violation of law or Company policy; and

•	A supervisor’s negligence in failing to assure that his or her subordinates obey the law and Company policy or a supervisor’s condoning of a violation of law or Company policy.

In addition, the Company is committed to assisting federal, state and local authorities in prosecuting persons who violate criminal laws and will, where appropriate, bring a civil action against an employee to recover any damages to the Company caused by the employee’s wrongdoing.

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